EXHIBIT 8.1

Wuersch & Gering LLP

Attorneys at Law

100 Wall Street, 10th Floor

New York, NY 10005

Tel (212) 509-5050

Fax (212) 509-9559

www.wg-law.com

January 11, 2018

ARC Group Worldwide, Inc.

810 Flightline Blvd.

Deland, FL 32724

Ladies and Gentlemen:

We have acted as counsel to ARC Group Worldwide, Inc. (“ARC”), a Utah corporation, in connection with the distribution by ARC to its stockholders (each, a “Stockholder” and collectively, the “Stockholders”), at no charge, of nontransferable subscription rights (“Rights”) to purchase an aggregate of up to ten million dollars ($10,000,000) in value of shares of ARC common stock, par value $0.0005 per share (the “Common Stock”), at the purchase price per share to be determined by the ARC Board of Directors (the “Board”) based upon a ten percent (10%) discount to the closing price of the Common Stock, as publicly quoted on the NASDAQ stock market, on the record date (the “Record Date”) to be set by the Board prior to the commencement of the offering of the Rights, subject to a minimum purchase price of $2.00 per share of Common Stock (the “Rights Offering”). ARC Common Stock is traded on the NASDAQ stock market under the symbol “ARCW.” ARC does not have any outstanding shares other than shares of Common Stock.

In the Rights Offering, each Stockholder will receive, at no charge, a fixed basic subscription right to purchase the number of shares of Common Stock equal to: (x) the percentage of Common Stock owned by such Stockholder at 5:00 pm Eastern Standard Time on the Record Date, as determined by reference to all issued and outstanding shares of ARC Common Stock at such time and date; multiplied by (y) the aggregate number of all shares of Common Stock offered by ARC in the Rights Offering (the “Basic Subscription Right”).  If a Stockholder exercises its Basic Subscription Right in full, the Stockholder will be entitled to exercise an over-subscription right to purchase, at the same Rights Offering purchase price per share, a portion of the remaining Rights Offering shares of Common Stock, if any, which may be available from other Stockholders not exercising their Basic Subscription Rights in full, subject to certain limits (the “Over-Subscription Right”).  If the remaining unsubscribed Rights Offering shares are not sufficient to satisfy all of the Over-Subscription Right requests, the available remaining shares will be prorated among those Stockholders who exercise such Over-Subscription Rights in proportion to their respective Basic Subscription Rights.  No fractional shares will be issued in the Rights Offering.  Each Stockholder may, as determined at its respective sole discretion, exercise some or all of its Basic Subscription Rights, or elect not to exercise any Basic Subscription Rights at all.  The purchase price for the shares of Common Stock pursuant to the Rights Offering will be payable in cash. The purchase price must be received by the Rights Offering subscription agent before the expiration of the Rights Offering.

In connection with the Rights Offering, ARC will enter into certain backstop agreements, each to become effective as of the Record Date (each a “Backstop Commitment,” and collectively, the “Backstop Commitments”) with Weintraub Capital Management, L.P. (“Weintraub”), Zori Investment Limited (“Zori’’), Kurt Butenhoff (“KB’’), and Everest Hill Group Inc. (“Everest Hill,” and with each of the foregoing a “Backstop Purchaser,” and collectively, the “Backstop Purchasers”).  Each of the Backstop Purchasers have severally agreed to purchase from ARC, at the Rights Offering subscription price, shares of ARC Common Stock in an aggregate amount equal to the number of Rights that are not exercised in the Rights Offering, subject to each Backstop Purchaser’s respective investment limit (each, a “Total Commitment Amount’’).  The respective Total Commitment Amount consists of the aggregate amount in U.S. dollars committed by each Backstop Purchaser in respect of such purchaser’s commitment to purchase shares of Common Stock in the Rights Offering pursuant to its Basic Subscription Right, its Over-Subscription Right, and its Backstop Commitment.  Weintraub has agreed that its Total Commitment Amount will be $1,000,000; Zori has agreed that its Total Commitment Amount will be $250,000; and KB has agreed that its Total Commitment Amount will be $250,000. Everest Hill has not limited its Total Commitment Amount and has agreed to purchase any and all remaining available Rights Offering shares after exercise of all Basic Subscription Rights, Over-Subscription Rights and Backstop Commitments by all other Stockholders of ARC.  As of the date of this opinion letter, Everest Hill, together with its affiliates, beneficially owns approximately 49.8% of ARC Common Stock; Zori, Weintraub and KB are each beneficial owners of less than 1% of ARC Common Stock.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, solely and entirely upon: (a) the representations and warranties of the parties (each, a “Party” and collectively, the “Parties”) to the respective Rights Offering Documents (as defined below) and (b) certificates of certain of the officers of the Parties, and have assumed, without independent inquiry, the accuracy of such representations, warranties, and certificates.

In connection with this opinion letter, we have examined originals or copies, or final drafts of the following documents (the “Rights Offering Documents”):

(i)                                     the Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on December 8, 2017, under the Securities Act of 1933, as amended (the “Registration Statement”), and all exhibits thereto;

(ii)                                  the Backstop Commitments; and

(iii)                               the Subscription Agent Agreement by and between ARC and Broadridge Corporate Issuer Solutions, Inc., a company having its principal offices in Philadelphia, Pennsylvania, dated December 4, 2017 (the “Agent Agreement”).

We have also examined such other records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion letter.

In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, papers, statutes, authorities and records as we have deemed relevant or necessary as a basis for the opinions set forth herein. In all such examinations made by us in connection with this opinion letter, we have assumed the genuineness of all signatures, that any signature purported to be made by an attorney-in-fact pursuant to a power of attorney has been effectively made pursuant to a valid power of attorney executed by the principal, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof. With your permission, we have assumed that each party to a Backstop Commitment and to the Agent Agreement has the power and authority, corporate or other, to enter into and perform all obligations thereunder, has authorized the execution, delivery and performance of such agreements, has duly executed and delivered such agreements, and will fully comply with the terms of such agreements.

Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations and statements of ARC and others in connection with the preparation and delivery of this opinion letter.

Based on the foregoing and in consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as they describe certain U.S. federal income tax consequences of the Rights Offering, are correct. Our opinion is qualified by the fact that there is a lack of authority directly addressing the application of Section 305(a) of the Internal Revenue Code of 1986, as amended, to rights offerings, including ones that incorporate backstop commitments by certain Stockholders.  As such, there is inherent uncertainty in respect of our opinion, as explicitly expressed in the prospectus contained in the Registration Statement under the following captions:

(i)                                     RISK FACTORS - The treatment of the rights offering as a non-taxable distribution to you is not binding on the IRS and if an adverse determination is made, then the distribution of the rights could be treated as dividend income; and

(ii)                                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES - Receipt of the Subscription Rights (advising readers, in salient part, that the belief and interpretations in respect of the tax-free treatment of the distribution of Rights is not binding on the IRS or any courts, which could result in taxable income consequences to the recipients).

In rendering the foregoing opinions, we do not express any opinion as to any laws other than the federal income tax laws of the United States of America.

The opinion in this opinion letter is based on the existing provisions, as of the date hereof, of the Internal Revenue Code, as amended, and Treasury regulations issued or currently proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions on which our opinions are based. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes if there is any change in legal authorities, facts, assumptions, or documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the assumptions on which we have relied in rendering this opinion letter unless we are specifically engaged to do so in writing. This opinion letter was not written and is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wuersch & Gering LLP